EXHIBIT 10.8

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MASTER RESOURCE MANAGEMENT SERVICES AGREEMENT

between

Precision Computer Systems, Inc.
4501 South Technology Drive
Sioux Falls, SD 57106-4213

and

First Security Bank of Lexington, Inc.
318 East Main Street
Lexington, KY 40507

Date: May 27, 2005

THIS MASTER RESOURCE MANAGEMENT SERVICES AGREEMENT dated as of May 27, 2005 ("Agreement") between Precision Computer Systems, Inc., a South Dakota corporation ("PCS"), and First Security Bank of Lexington, Inc., a Kentucky banking corporation ("Customer").

PCS and Customer hereby agree as follows:

1. Term. The term of this Agreement shall be as set forth at the end of this Agreement. This Agreement shall be effective on the day services are first provided to Customer by PCS ("Effective Date"). Effective Date shall be defined as the date that the Client’s Deposit and Loan accounts are updated on the PCS System. In the event Customer elects to terminate this Agreement under circumstances not involving a termination of the License Agreement, then, upon payment to PCS by Customer of a License Conversion Fee, as reasonably determined by PCS, PCS shall deliver to Customer the PCS software required for Customer to conduct its processing on a CPU owned or leased by Customer and of a size specified in the License Agreement.

2. Services. (a) Services Generally. PCS, itself and through its affiliates, agrees to provide Customer, and Customer agrees to obtain from PCS, services ("Services") and products ("Products") (collectively, "PCS Services") described in the attached Exhibits and Attachments.

The Exhibits and Attachments hereto set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the PCS affiliate so performing. Customer may select additional services and products from time to time by incorporating an appropriate Exhibit or Attachment to this Agreement.

(b) Implementation Services. PCS will provide services (i) to convert Customer's existing applicable data and/or information to the PCS Services; and/or (ii) to implement the PCS Services. These activities are referred to as "Implementation Services". Customer agrees to cooperate with PCS in connection with PCS's provision of Implementation Services and to provide all necessary information and assistance to facilitate the conversion and/or implementation. Customer is responsible for all reasonable out-of-pocket expenses associated with Implementation Services. PCS will provide Implementation Services as required in connection with PCS Services.

(c) Training Services. PCS shall provide training, training aids, user manuals, and other documentation for Customer's use as PCS finds necessary in the exercise of its reasonable judgment to enable Customer personnel to become familiar with PCS Services. If requested by Customer, classroom training in the use and operation of PCS Services will be provided at a training facility designated by PCS. All such training aids and manuals remain PCS's property. Customer will be responsible to its own employees for salaries and any costs of travel, room and board for such training.

(d) Third Party Services and Products. Customer and PCS acknowledge that certain existing and future products and services which are required for the performance of the existing and future services are being or may be provided by Third Parties who will contract directly with Customer. PCS shall have no liability to Customer for products, services or information supplied by such Third Parties in conjunction with the services.

(e) Hours of Operation. PCS shall make the services available to Customer between the hours of 7:00 a.m. and 7:00 p.m. CST on each week day (Monday - Friday) in which national or state banks are required to be open for business at Customer’s place of business. In addition, PCS shall make the services available to Customer between the hours of 7:00 a.m. and 4:00 p.m. CST on Saturdays in which national or state banks are traditionally open for business at Customer’s place of business.

3. Fees for PCS Services. (a) General. Customer agrees to pay PCS:

(i) actual fees for PCS Services for the previous month as specified in the Exhibits and Attachments;
(ii) reasonable out-of-pocket charges for the month payable by PCS for the account of Customer; and
(iii) Taxes (as defined below) thereon (collectively, "Fees").

Fees may be increased from time to time as set forth in the Exhibits and Attachments. Upon notification to and acceptance by Customer pursuant to Section 16(f) herein, PCS may increase its fees in excess of amounts listed in the Exhibits and Attachments in the event that PCS implements major system enhancements to comply with changes in law, government regulation, or industry practices.

(b) Additional Charges. Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by PCS for goods or services obtained by PCS on Customer's behalf, shall be billed to Customer at cost. Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from an unaffiliated vendor/provider (in an amount equal to the subject fee change). The Fees do not include, and Customer shall be responsible for, furnishing transportation or transmission of information between PCS's resource management division(s) and Customer's site(s).

(c) Taxes. PCS shall add to each invoice any sales, use, excise, value added, and like taxes and duties that are levied by any taxing authority relating to the PCS Services ("Taxes"). In no event shall "Taxes" include Federal, state or local taxes based upon PCS's net income.

(d) Payment Terms. Fees are due and payable monthly upon receipt of invoice. In the event any amounts due remain unpaid beyond the 30th day after payment is due, Customer shall pay a late charge of 1.5% per month. Customer agrees that it shall neither make nor assert any right of deduction or set-off from Fees on invoices submitted by PCS for PCS Services.

4. Access to PCS Services. (a) Procedures. Each of PCS and Customer agrees to comply in all material respects with applicable regulatory requirements and procedures for use of Services established by PCS.

(b) Changes. PCS continually reviews and modifies PCS systems used in the delivery of Services (the "PCS System") to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services. PCS reserves the right to make changes (in the exercise of its reasonable judgment in light of said governmental regulations) in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of PCS's facility. PCS will notify Customer of any material change that affects Customer's normal operating procedures, reporting, or service costs prior to implementation of such change.

(c) Communications Lines. PCS shall order the installation of appropriate communication lines and equipment to facilitate Customer's access to Services. Customer understands and agrees to pay charges relating to the installation and use of such lines (if any) and equipment as set forth in the Exhibits and Attachments, currently Attachment 4, subject to changes by the provider.

(d) Work Stations and Related Equipment. Customer shall obtain necessary and sufficient work stations and other equipment, approved by PCS and compatible with the PCS System, to transmit and receive data and information between Customer's location(s), PCS's facilities, and/or other necessary location(s). PCS and Customer may mutually agree to change the type(s) of work station and equipment used by Customer.

5. Customer Obligations. (a) Input. Customer shall be solely responsible for the input, transmission, or delivery to and from PCS of all information and data required by PCS to perform Services unless Customer has retained PCS to handle such responsibilities, as specifically set forth in the Exhibits and Attachments. The information and data shall be provided in a format and manner approved by PCS. Customer will provide at its own expense or procure from PCS all equipment, computer software, communication lines (currently Attachment 4, subject to changes by the provider) and interface devices required to access the PCS System. If Customer has elected to provide such items itself, PCS shall provide Customer with a list of compatible equipment and software. Customer agrees to pay PCS's standard fee for recertification of the PCS System resulting therefrom.

(b) Customer Personnel. Customer shall designate appropriate Customer personnel for training in the use of the PCS System, shall supply PCS with reasonable access to Customer's site during normal business hours for Implementation Services and shall cooperate with PCS personnel in their performance of Services.

(c) Use of PCS System. Customer shall (i) comply with any operating instructions on the use of the PCS System provided by PCS; (ii) review all reports furnished by PCS for accuracy; and (iii) work with PCS to reconcile any out of balance conditions or discrepancies. Customer shall determine and be responsible for the authenticity and accuracy of all information and data submitted to PCS.

(d) Contact Representative. Customer will designate a qualified individual (the “Representative”) who will handle all relations with PCS. PCS will train the Representative in the use of PCS’s data processing system(s). Customer shall pay such fees for training as are set forth in this Agreement and shall reimburse PCS for all reasonable costs incurred by PCS in connection with such training.

(e)  Obligation to Manage Accounts. If applicable, Customer agrees that it will periodically monitor its closed accounts and take all reasonable steps in order to ensure that closed accounts are deleted from the system as appropriate. In the event the number of Customer’s closed accounts ever exceeds the number of open accounts, PCS will impose additional charges for the excess closed accounts.

6. Ownership and Confidentiality. (a) Definition.

(i) Customer Information. "Customer Information" means: (A) confidential plans, customer lists, information, and other proprietary material of Customer that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential and proprietary at the time of disclosure (and written confirmation thereof is promptly provided to PCS); and (B) any information and data concerning the business and financial records of Customer's customers prepared by or for PCS, or used in any way by PCS in connection with the provision of PCS Services (whether or not any such information is marked with a restrictive legend).

(ii) PCS Information. "PCS Information" means: (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any PCS Customer, supplier, or affiliate), and other proprietary material of PCS that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential and proprietary at the time of disclosure (and written confirmation thereof is promptly provided to Customer); and (B) PCS's proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).

(iii) Information. "Information" means Customer Information and PCS Information. No obligation of confidentiality applies to any Information that the receiving party ("Recipient") (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

(b) Obligations. Subject to Section 6(a)(iii) above, Recipient agrees to hold as confidential all Information it receives from the disclosing party ("Discloser"). All Information shall remain the property of Discloser or its suppliers and licensors. Information will be returned to Discloser at the termination or expiration of this Agreement. PCS specifically agrees that it will not use any non-public personal information about Customer's customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Recipient may only use Information in accordance with the purpose of this Agreement. Recipient may disclose Information to (i) employees and employees of affiliates who have a need to know and (ii) any other party with Discloser's written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. The provisions of this sub-section survive any termination or expiration of this Agreement.

(c) Residuals. Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient's business activities ("Residuals"), provided that in so doing, Recipient does not breach its obligations under this Section. However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement.

(d) PCS System. The PCS System contains information and computer software that are proprietary and confidential information of PCS, its suppliers, and licensors. Customer agrees not to attempt to circumvent the devices employed by PCS to prevent unauthorized access thereto, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

(e) Information Security. PCS shall implement and maintain appropriate measures designed to meet the objectives of the guidelines establishing standards for safeguarding non-public Customer client information as adopted by any federal regulatory agencies having jurisdiction over Customer's affairs.

(f) Confidentiality of this Agreement. PCS and Customer agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties.

7. Regulatory Agencies, Regulations and Legal Requirements. (a) Customer Files. Records maintained and produced for Customer ("Customer Files") may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Customer's business to the same extent as such records would be subject if maintained by Customer on its own premises. Customer agrees that PCS is authorized to give all reports, summaries, or information contained in or derived from the data or information in PCS's possession relating to Customer when formally requested to do so by an authorized regulatory or government agency. Customer will pay any reasonable fees incurred for producing such information. PCS agrees to notify Customer promptly of any such regulatory request if authorized to do so.

(b) Compliance with Regulatory Requirements. Customer agrees to comply in all material respects with applicable regulatory and legal requirements, including without limitation:

(i) submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;
(ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;
(iii) retaining records of its accounts as required by regulatory authorities;
(iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and
(v) maintaining, at its own expense, such casualty or business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

8. Warranties. (a) PCS Warranties. PCS represents and warrants that:

(i)(A) Services will conform to the specifications set forth in the Exhibits and Attachments; (B) PCS will perform Customer's work accurately and in a workmanlike manner in accord with industry standards provided that Customer supplies accurate data and information, and follows in all material respects the procedures described in all PCS documentation, notices, and advisorys; (C) PCS personnel will exercise due care in provision of Services; and (D) the PCS System will comply in all material respects with all applicable Federal regulations governing Services. In the event of an error or other default caused by PCS personnel, systems, or equipment, PCS shall correct the data or information and/or reprocess the affected item or report at no additional cost to Customer. Customer agrees to supply PCS with a written request for correction of the error within three business days after Customer's receipt of the error work containing the error. Work reprocessed due to errors in data supplied by Customer, on Customer's behalf by a third party, or by Customer's failure to follow procedures set forth by PCS shall be billed to Customer at PCS's then current time and material rates; and (ii) it owns or has a license to furnish all software comprising the PCS System. PCS shall indemnify Customer and hold it harmless against any claim or action that alleges that the PCS System use infringes a United States patent, copyright, or other proprietary right of a third party. Customer agrees to notify PCS promptly of any such claim and grants PCS the sole right to control the defense and disposition of all such claims. Customer shall provide PCS with reasonable cooperation and assistance in the defense of any such claim.

THE WARRANTIES STATED HEREIN ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY PCS. CUSTOMER AGREES TO ASSUME THE ENTIRE RISK OF USING THE SERVICES. PCS DOES NOT MAKE, AND CUSTOMER HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF PCS ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF PCS SERVICES.
(b) Customer Warranties. Customer represents and warrants that: (i) no contractual obligations exist that would prevent Customer from entering into this Agreement; (ii) it has complied in all material respects with all applicable regulatory requirements in connection with entering into this Agreement; and (iii) it has requisite authority to execute, deliver, and perform this Agreement. Customer shall indemnify and hold harmless PCS, its officers, directors, employees, and affiliates against any claims or actions arising out of the use by Customer of the PCS System in a manner other than that provided in this Agreement; and any and all claims by third parties through Customer arising out of the performance and non-performance of PCS Services by PCS..

9. Limitation of Liability. (a) General IN NO EVENT SHALL PCS BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CUSTOMER'S USE OF PCS SERVICES, OR PCS'S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CUSTOMER MAY NOT ASSERT ANY CLAIM AGAINST PCS MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED. PCS'S AGGREGATE LIABILITY FOR ANY PARTICULAR CAUSE OF ACTION RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAYABLE BY CUSTOMER TO PCS FOR THE PCS SERVICE RESULTING IN SUCH LIABILITY IN THE 2 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED. PCS'S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO THIRD PARTY EQUIPMENT OR THIRD PARTY SOFTWARE, OBTAINED FROM OR THROUGH PCS, SHALL BE LIMITED TO THE AMOUNT PAID BY CUSTOMER TO PCS FOR SUCH THIRD PARTY EQUIPMENT OR THIRD PARTY SOFTWARE.

(b) Lost Records. If Customer’s records or other data submitted for processing are lost or damaged as a result of any failure by PCS, its employees, or agents to exercise reasonable care to prevent such loss or damage, PCS’s liability on account of such loss or damage shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Customer’s possession.
(c) Backup Records. PCS shall maintain back-up records and media reasonably necessary to reconstruct at least three (3) days of Customer’s data files. Such back-up records shall be maintained in a fireproof vault located off premises.

10. Disaster Recovery. (a) General. PCS maintains a disaster recovery plan ("Disaster Recovery Plan") for each Service. A "Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to PCS's facility in which PCS, using reasonable judgment, requires relocation of processing to a recovery location. PCS shall notify Customer as soon as possible after PCS deems a service outage to be a Disaster. PCS shall move the processing of Customer's standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Customer shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist PCS in implementing the switchover to the recovery location. During a Disaster, optional or on-request services shall be provided by PCS only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

(b) Communications. PCS shall work with Customer to establish a plan for alternative communications in the event of a Disaster.

(c) Disaster Recovery Test. PCS shall test the Disaster Recovery Plan on at least an annual basis. Customer agrees to participate in and assist PCS with such test, if requested by PCS. Upon Customer's request, test results will be made available to Customer's management, regulators, auditors, and insurance underwriters.

(d) Customer Plans. PCS agrees to release information necessary to allow Customer's development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

(e) No Warranty. Customer understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting PCS's facilities. PCS does not warrant that PCS Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster. Customer maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Customer's facilities and for securing business interruption insurance or other insurance necessary for Customer's protection.

11. Termination. (a) Material Breach. Except as provided elsewhere in this Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(b) Failure to Pay. In the event any invoice remains unpaid by Customer 45 days after due, or Customer deconverts any material amount of data or information from the PCS System without prior written consent of PCS, PCS, at its sole option, may terminate this Agreement and/or Customer's access to and use of PCS Services. Any invoice submitted by PCS shall be deemed correct unless Customer provides written notice to PCS within 15 days of Customer’s receipt of any such invoice date specifying the nature of the disagreement.

(c) Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to any party under this Agreement, by law or otherwise.

(d) Defaults. If:

(i) Customer defaults in the payment of any sum of money due in Section 11(b);
(ii) either party breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations hereunder; or
(iii) either party commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of its property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

then, in any such event, the non-defaulting party may, upon written notice, terminate this Agreement. In the event such terminating party is PCS, PCS shall be entitled to recover from Customer as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the term of this Agreement. For purposes of the preceding sentence, present value shall be computed using the "prime" rate (as published in The Wall Street Journal) in effect at the date of termination and "all payments remaining to be made" shall be calculated based on the average bills for the 3 months immediately preceding the date of termination. Each party agrees to reimburse the non-defaulting party for any expenses it may incur, including reasonable attorneys' fees, in taking any of the foregoing actions.

(e) Convenience. Customer may terminate this Agreement by paying a termination fee based on the remaining unused portion of the term of this Agreement, such fee to be equal to eighty percent (80%) of the amount determined by multiplying Customer's average monthly processing fees incurred during the previous six (6) months billings, multiplied by the number of months remaining in the term of this Agreement, plus third party costs existing on PCS's books on the date of termination. Customer understands and agrees that PCS losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of Customers using the PCS System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Customer's agreement to pay and PCS's agreement to accept as liquidated damages (and not as a penalty) such amount for any such Customer termination. Notwithstanding the foregoing if Client elects to terminate this Agreement prior to the Effective Date, Client agrees to pay a fee of $50,000 and all costs and fees incurred by PCS while performing Implementation Services as defined in Attachment 3.

(f) Return of Data Files. Upon expiration or termination of this Agreement, PCS shall furnish to Customer such copies of Customer Files as Customer may request in a PCS standard format along with such information and assistance as is reasonable and customary to enable Customer to deconvert from the PCS System, provided, however, that Customer consents and agrees and authorizes PCS to retain Customer Files until (i) PCS is paid in full for (A) all Services provided through the date such Customer Files are returned to Customer; and (B) any and all other amounts that are due or will become due under this Agreement; (ii) PCS is paid its then standard rates for the services necessary to return such Customer Files; (iii) if this Agreement is being terminated, PCS is paid any applicable termination fee pursuant to subsection (d) or (e) above; and (iv) Customer has returned to PCS all PCS Information. Unless directed by Customer in writing to the contrary, PCS shall be permitted to destroy Customer Files any time after 30 days from the final use of Customer Files for processing.

(g) Miscellaneous. Customer understands and agrees that Customer is responsible for the de-installation and return shipping of any PCS-owned equipment located on Customer's premises.

12. Dispute Resolution. (a) General. Except with respect to disputes arising from a misappropriation or misuse of either party's proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least 1 of the arbitrators selected will be an attorney. Discovery shall not be permitted. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

(b) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16 and the Federal Rules of Evidence. The arbitrators shall apply the substantive law of the State of South Dakota, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

(c) Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve such dispute shall be held in Sioux Falls, South Dakota if Customer is the party seeking arbitration, while any such proceeding to resolve a dispute shall be held in Lexington, Kentucky if PCS is the party seeking arbitration.

13. Network and Data Security, and Record Retention. PCS will take commercially reasonable and responsible steps to maintain security in a manner consistent with industry standards. However, Customer recognizes that there can be no guarantee of absolute security of information transmitted over any commercial medium. PCS will continue to update its security procedures as technology and security threats evolve to provide commercially reasonable security capabilities. PCS will maintain appropriate systems to log and preserve an audit trail for all material events occurring as part of our Intrusion Detection Policy. Records will be retained for a minimum of one year or as otherwise agreed. Customer will take reasonable steps to maintain security of its own computer systems. Such steps are at Customer’s expense and will include implementation of reasonable security measures agreed upon by the parties. PCS provides for monitoring, penetration and intrusion testing of its systems. PCS shall commit to Customer that it will perform periodic security audits and provide the audit results at Customer request. PCS shall disclose to Customer any breaches in security, which result in unauthorized intrusions to PCS’s systems directly affecting the Customer’s information, and the corrective action PCS has taken to respond to the intrusion or breach in security. PCS will be responsible for data and other information of Customer from the time that such is received by PCS at its facilities until it is, in the case of data, processed and files based thereon are transmitted back to Customer and, in the case of other information, released for pickup at PCS’s facility to a courier or other representative designated by Customer. Customer will have access to any and all Customer records at any time they are in the possession of PCS.

14. Insurance. PCS shall maintain appropriate property and casualty insurance coverage, as it determines in the exercise of its reasonable judgment, for all of its facility personnel and insurance coverage for loss from fire, disaster or other causes contributing to interruption of normal services, including, without limitation, replacement of hardware, reconstruction of data file media, including related processing costs, additional expenses incurred to continue operation, and business interruption from suspension of PCS’s operations due to physical loss of equipment. Nothing in this Agreement shall be construed as to permit Customer to receive any of such proceeds, or to be named as an additional loss payee under any insurance policy.

15. Audit. PCS shall engage a qualified third party to conduct an annual “Third Party Review” of its operations (including its Disaster Recovery Plan) in accordance with AICPA SAS 70 (Type 2) standards. In consideration of the Fees paid by Customer, PCS will provide one copy of the Third Party Review at no additional charge. Upon request, a copy of such audit shall be provided promptly upon its completion to Customer. Customer (or a representative of Customer) shall have the right to perform additional audit procedures on PCS. Customer assumes responsibility for all costs associated with the performance of Customer’s additional audit procedures, including expenses incurred by PCS related to such procedures.

16. General. (a) Binding Agreement. This Agreement is binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Customer, whether pursuant to change of control or otherwise, without PCS’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed). Customer agrees that PCS may subcontract any services to be performed hereunder. Any such subcontractors shall be required to comply with all applicable terms and conditions.

(b) Entire Agreement. This Agreement, including its Exhibits and Attachments, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto, including oral and written proposals. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit or Attachment are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit or Attachment in question expressly provides that its terms and provisions shall control.

(c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(d) Governing Law. This Agreement will be governed by the substantive laws of the State of South Dakota, without reference to provisions relating to conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(e) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party.

(f) Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

(g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h) Financial Statements. PCS shall provide Customer and the appropriate regulatory agencies so requiring a copy of the relevant audited consolidated financial statements.

(i) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys' fees of bringing such arbitration, suit, or action.

(j) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(k) Exclusivity. Customer agrees that during the term of this Agreement PCS shall be the sole and exclusive provider of the services that are the subject matter of this Agreement. For purposes of the foregoing, the term "Customer" shall include Customer affiliates. During the term of this Agreement, Customer agrees not to enter into an agreement with any other entity to provide these services (or similar services) without PCS's prior written consent. If Customer acquires another entity, the exclusivity provided to PCS hereunder shall take effect with respect to such acquired entity as soon as practicable after the expiration (for whatever reason, including the natural expiration) of the term of such acquired entity's previously existing arrangement for these services. If Customer is acquired by another entity, the exclusivity provided to PCS hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement.

(l) Recruitment of Employees. Customer agrees not to hire PCS's employees during the term of this Agreement and for a period of 6 months after any termination or expiration thereof, except with PCS's prior written consent.

(m) Publicity. Customer and PCS shall have the right to make general references about each other publicly and the type of services being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and Customers. The parties shall mutually agree on a press release relating to the execution of this Agreement. In conjunction with this, the party initiating such release shall give the other party a reasonable opportunity to review and comment on the content thereof prior to its release.

Term of this Agreement - 60 months

This Agreement consists of the products or services described on the forms listed and checked below:

EXHIBIT OR ATTACHMENT	FEES AND CHARGES

1: Attachment 1	$840.00
2: Attachment 2	$11,676.55 per month
3: Attachment 3	$58,750.00 with $630.00 per year ALF
4: Attachment 4	$4,030.75 per month (Estimated)
5: Exhibit B	See Attached Schedule

Payment terms:

Customer agrees to pay a fee at the time of execution of this Agreement - $14,897.50. (25% of Attachments 1and 3, with the balance to be paid upon conversion).

Monthly Charges will be reviewed annually (“Annual Review”) and may be adjusted to PCS’s then current Monthly Charges based on the asset size of Customer. If Customer’s asset size changes during the Term of this Agreement, and such change is a result of a merger or acquisition by Customer, the Monthly Charge shall be adjusted as of the month of such merger or acquisition. If Customer’s asset size changes during the Term of this Agreement solely as a result of growth of Customer’s business, the Monthly Charge shall be adjusted as of the Annual Review Date.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Customer: First Security Bank of Lexington, Inc. [Name of Customer]	For PCS: Precision Computer Systems, Inc.
/s/ R. Douglas Hutcherson	/s/

Name: R. Douglas Hutcherson Title: President & CEO Date: June 22, 2005	Name: ______________________________ Title: _______________________________ Date: _______________________________